Exhibit 3.1

BARBARA K. CEGAVSKE

Secretary of State

204 North Carson Street, Suite 4

Carson City, Nevada 89701-4520

(775) 684-5706

Website: www.nvsos.gov

	Filed in the office of	Document Number 20170310046-84
Certificate of Change Pursuant	/s/ Barbara K. Cegavske	Filing Date and Time
to NRS 78.209	Barbara K. Cegavske	07/20/2017 3:15 PM
	Secretary of State	Entity Number
	State of Nevada	E0663022012-1

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of Corporation:

DTHERA SCIENCES

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

COMMON STOCK - 200,000,000 AUTHORIZED, PAR VALUE $0.001 PER SHARE;

PREFERRED STOCK - 1,000,000 AUTHORIZED, PAR VALUE $0.001 PER SHARE

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

COMMON STOCK -66,666,667 AUTHORIZED, PAR VALUE $0.001 PER SHARE;

PREFERRED STOCK - 1,000,000 AUTHORIZED, PAR VALUE $0.001 PER SHARE

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued shares of the same class or series:

ONE (1) SHARE OF COMMON STOCK WILL BE ISSUED FOR EACH THREE (3) SHARES OF ISSUED AND OUTSTANDING COMMON STOCK. NO EFFECT ON PREFERRED STOCK

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

NO FRACTIONAL SHARES TO BE ISSUED, FRACTIONAL SHARES WILL BE ROUNDED UP TO NEAREST WHOLE SHARE.

7. Effective date and time of filing: (optional)          Date:  7/25/17            Time: 12:01 AM EDT

8. Signature:

/s/ Edward Cox	CEO
Signature of Officer	Title